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                                                                  EXHIBIT 10.26

                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of the 4th day of November, 1996 (the "Commencement Date"), by and between SPELLING ENTERTAINMENT GROUP INC., a Delaware corporation ("Employer"), and WILLIAM P. CLARK ("Employee"). The parties agree to the following:

        1.      Duties

                Employer engages Employee to serve in the capacity of Senior Vice President and Chief Financial Officer, reporting to the Executive Vice President, Office of the President of Employer, or such other persons as Employer may later designate. During the term of this Agreement, Employee shall perform the duties and responsibilities as shall from time to time, be reasonably delegated or assigned to Employee by Employer.

        2.      Employment Term

                2.1 Employment of Employee. Subject to the termination provisions of this Agreement, Employer hereby employs Employee under the terms and conditions set forth in this Agreement for a period of three (3) years, commencing on the Commencement Date and terminating on November 3, 1999 (the "Employment Term").

                2.2 Employment Relationship. Employee and Employer acknowledge and agree that neither has any obligation or duty to renew, extend or negotiate for the renewal or extension of the employment relationship beyond the Employment Term. Should the employment relationship continue after the Employment Term without a new employment contract, the employment during such period shall be at will, so that either Employer or Employee may terminate the employment at any time.

        3.      Compensation

                3.1 Base Salary. As compensation for the performance of Employee's obligations hereunder, Employer shall pay Employee a base salary ("Base Salary") during the Employment Term as follows:

                $300,000 during the first year of the Employment Term; $325,000 during the second year of the Employment Term; and $350,000 during the third year of the Employment Term.

                All compensation under this section shall be payable in accordance with Employer's normal practices.


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                3.2     Bonus Compensation. Employee shall be eligible, at
Employer's sole discretion, to receive bonus compensation up to 40% of Employee's Base Salary.

        4.      Benefits

                4.1 Expenses. Employer agrees to pay or reimburse Employee for reasonable and necessary business expenses in accordance with Employer's general policies for employees of similar stature.

                4.2 Medical, Insurance and Other Benefits. During the Employment Term, Employee shall be entitled to participate in all benefit plans available to other employees of Employer of similar stature, including, without limitation, any stock option plan (together with applicable option, vesting, exercise and termination provisions), or group medical, dental or disability benefits, as such plans or benefits may be established or modified from time to time in Employer's sole discretion.

                4.3 Stock Options. Subject to the approval of the Board of Directors and the shareholders of the Company, Employee shall be granted 50,000 stock options to purchase common stock of Employer, at a purchase price equal to the closing price on November 4, 1996, in accordance with the terms of Employer's Stock Option Plan (the "Plan"). Such options shall vest in four (4) equal annual installments commencing November 4, 1996. Vesting shall cease upon termination of Employee's employment, and Employee's right to exercise stock options shall cease after termination of Employee's employment for any reason in accordance with the terms of the Plan. Employee acknowledges and agrees that the vesting periods referred to herein do not expressly or impliedly constitute a promise or representation concerning an extension or continuation of the employment relationship beyond the Employment Term.

                4.4 Vacation. During the Employment Term, Employee shall be entitled to four (4) weeks vacation per year, in accordance with the policies established from time to time by Employer.

                4.5 Pension. Employee shall be eligible to participate in Employer's 401(k) plan offered to its employees, on the same terms and conditions applicable to all employees of similar stature under the plan.

                4.6 Car Allowance. During the Employment Term, Employee shall receive a car allowance in the amount of $600.00 per month.

        5.      Termination for "Cause"

                Employer may terminate Employee's employment for "cause" as defined in this Section at any time upon written notice to Employee. As used herein, the term "cause" shall mean any one or combination of the following:

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                (i)     Employee's conviction of any crime (whether or not
involving Employer) which constitutes a crime of moral turpitude or is punishable by imprisonment of one year or more.

                (ii) Any act or omission by Employee involving malfeasance or negligence, or constituting a material breach of this Agreement.

                (iii) Employee's omission or act constituting fraud, dishonesty or misrepresentation, whether prior or subsequent to the date hereof, including, without limitation any fraud, dishonesty or misrepresentation relating to Employee's hiring by Employer.

                (iv) Employee's failure, inability (which does not qualify as a disability under federal or state law), or refusal to perform Employee's duties on an exclusive and full-time basis.

                (v) Employee's violation of any material rule or regulation of Employer applicable to other employees of similar stature.

                        Notwithstanding the foregoing, Employee shall not be deemed in breach of this provision unless and until Employer shall have given Employee written notice describing the breach and Employee shall have failed to cure that breach within five (5) days after Employee's receipt of that written notice, provided further that there shall be no cure period with respect to any matter incapable of being cured.

        6.      Mitigation

                If Employee's employment is terminated by Employer without cause, as "cause" is defined in Section 5 hereof, Employer shall, except as otherwise provided below, pay to Employee the compensation described in Section
3.1 for the balance of the Employment Term. However, Employee shall have the obligation to use good faith and best efforts to seek alternative employment. Employer shall be entitled to reduce the amount of any compensation and applicable benefits payable to Employee under this agreement by the amount of salary, bonus and/or benefits or other compensation of any kind earned or received by Employee from any third party and/or any such amounts, compensation or benefits earned through self employment from the date of termination through the end of the Employment Term. Notwithstanding the previous sentence, Employer shall not be entitled to reduce any amounts or compensation received by Employee which paid for the overhead expenses of Employee's self employment.

        7.      Confidentiality

                7.1 Non-Disclosure of Company Information. During the term of Employee's employment and thereafter, Employee shall keep in confidence and shall not use for Employee or others, or divulge to others, any information pertaining to the

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business of Employer or its affiliates including, without limitation, secret or confidential information, knowledge, data or plans of Employer or its affiliates, including, without limitation, matters of a business nature such as information about costs and profits, projections, personnel information, records, customer lists, contact persons, customer data, software, sales data, or matters of a creative nature, including without limitation, matters regarding ideas of a literary or dramatic nature, or regarding any form of motion pictures or television product ("Company Information") unless Employee is required to disclose Company Information pursuant to a court order. Company Information shall be considered and kept as the private, proprietary and confidential information of Employer and may not be divulged without the express written authorization of Employer. Company Information does not include information which is, or becomes, generally available to the public other than as a result of an unauthorized disclosure by Employee or Employer or their respective representatives. In the event that Employee is required to disclose any Company Information pursuant to a court order, Employee agrees to provide Employer with prompt notice of such request(s) to enable Employer to seek an appropriate protective order.

                7.2 Return of Records. All records, files, lists, drawings, documents, models, equipment, software or intellectual property relating to Employer's business shall be returned to Employer upon the termination of Employee's employment.

                7.3 Irreparable Harm. Employee acknowledges and agrees that any breach of this provision could cause irreparable harm to Employer, and would entitle Employer to enjoin unauthorized disclosure of Company Information.

        8.      Conflict of Interest

                8.1 Restriction of Use of Title. Employee shall not use, or allow the use of, Employee's title or the fact of Employee's employment or affiliation with Employer or any of its affiliates in connection with any activities or endeavors which are not directly related to the performance of Employee's duties under this Agreement without the prior written approval of Employer.

                8.2 Investment Limitation. Employee shall not become financially interested in, or associated with, directly or indirectly, any third party in connection with the production, distribution or exhibition of motion pictures, television programs, sound recordings, theatrical plays, any visual an/or audio recordings or any kind, or any other entertainment related business or activity without the prior written approval of Employer; provided, however, that this provision shall not prevent Employee from (i) holding a passive or beneficial interest in any third party which is not a competitor of Employer or any of its affiliates or (ii) holding a passive or beneficial interest not exceeding one percent (1%) of the outstanding stock of any publicly traded corporation whether or not such publicly traded corporation competes with Employer or any of its affiliates.


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        9.      No Solicitation of Employees

                Employees shall not during the term of this Agreement or for a period of one year thereafter induce or attempt to induce any employees or representatives of Employer (or those of any of its affiliates) to stop working for or representing Employer or any of its affiliates in order to work for or represent any of Employer's competitors. The provisions of this Section shall survive the expiration, termination or rescission of this Agreement.

        10.     Ownership of Intellectual Property

                10.1 Agreement to Transfer Intellectual Property. Employer shall own, and Employee hereby transfers and assigns to it, all rights, of every kind and character throughout the world, in perpetuity, in and to any material or ideas and all results and proceeds of Employee's services hereunder, or conceived of or produced during the term of Employee's employment, whether the same consists of literary, dramatic, musical, motion picture, mechanical, or any other form of works, themes, ideas, inventions, creations, products or compositions.

                10.2 Execution of Assignment Documents. Employee agrees to execute and deliver to Employer such assignments, certificates of authorship, or other instruments in accordance with standard industry practice as Employer may require from time to time to evidence ownership of the results and proceeds of Employee's services. Employee's agreement to assign to Employer any of Employee's rights as set forth in this Section does not apply to any invention which qualifies fully as Employee's invention under the provisions of Section 2870 of the California Labor Code, where no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely upon Employee's own time, and which (i) does not relate to the business of Employer or to its actual or demonstrably anticipated research or development, or (ii) which does not result from any work performed by Employee for Employer.

                10.3 Status of Ownership of Copyrights. Employee represents and warrants that except as previously disclosed to Employer in writing, Employee neither owns nor controls any copyrights, literary rights, contract rights, or other rights in any literary, dramatic work, musical work or any concept or idea which could be the basis for a television program, feature film, video or other motion picture or copyrightable product.

        11.     Exclusive Services

                Employee agrees not to perform services of any kind or nature which would interfere with the performance of Employee's services hereunder for any third party or render services for Employee's own account which would interfere with the performance of Employee's services hereunder.



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        12.     Unique Personal Services

                Employee agrees and acknowledges that Employee's personal services are of a special, unique, unusual, extraordinary, and intellectual character giving them a peculiar value, the loss of which Employer cannot be reasonably compensated for in damages in an action at law. Therefore, in the event of the breach by Employee of this Agreement, Employer shall, notwithstanding the provisions of Section 21 below, be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise. This provision shall not be construed as a waiver of any of the rights which Employer may have for damages under this Agreement or otherwise, and all of Employer's rights and remedies shall be unrestricted.

        13.     Acknowledgment of Section 508

                Employee acknowledges that Employee is familiar with the requirements of Section 508 of the Federal Communications Act (regarding the acceptance or payment of money or other consideration for the inclusion of program matter), is aware that the violation of Section 508 constitutes a criminal offense, has not violated and will not violate any of the provisions of Section 508, and has not and will not do any act which would require disclosure pursuant to Section 508.

        14.     Disability

                If Employee becomes "Materially Disabled" (as defined in this Section) during the Employment Term, Employer may, at its election, terminate this Agreement, except that Employee's obligations under Sections 6, 7, 9 and 10 of this Agreement shall survive any such termination. "Materially Disabled" shall mean any instance where Employee becomes unable, as a result of a serious health condition (other than a pregnancy-related disability), to render full services as contemplated by this Agreement for any period totaling more than twelve (12) weeks in the aggregate during any twelve (12) month period.

        15.     Death

                In the event of Employee's death, this Agreement shall terminate, and Employer shall thereupon be released and discharged from all further obligations under this Agreement, except for any vested benefits and earned and unpaid earned Base Salary for time worked.

        16.     Complete Agreement

                16.1 No Other Agreements. This Agreement is the product of negotiation between the parties hereto and supersedes all prior agreements, if any, between Employer and Employee, and constitutes the entire agreement between the parties.

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                16.2    Modification or Amendment. No amendment or modification
of this Agreement shall be valid or binding unless it is in writing and duly executed by Employer.

                16.3 No Third Party Representations. Employee acknowledges that no person has made any representation or promise on behalf of Employer not set forth herein and this Agreement has not been executed in reliance upon any such representation or promise.

        17.     Severable Agreement

                If any provision of this Agreement is declared invalid, illegal, or incapable of being enforced, all of the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

        18.     Notices

                Any notice required or desired to be given to Employer or to Employee shall be given in writing, and shall be addressed:

                        To Employer:

                                Spelling Entertainment Group Inc.
                                5700 Wilshire Boulevard
                                Los Angeles, California 90036
                                Attention: Sally Suchil, Senior Vice President,
                                  General Counsel and Secretary

                        To Employee:

                                William P. Clark
                                5481 North Amber Circle
                                Calabasas, California 91302

                        With a Copy To:

                                Kenneth Ziffren, Esq.
                                Ziffren, Brittenham, Branca & Fischer
                                2121 Avenue of the Stars
                                32nd Floor
                                Los Angeles, California 90067

        Notices given under this Section shall be given by hand delivery, telecopy, registered mail or overnight courier.


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        19.     Assignment

                Employer shall have the right to assign this Agreement to any subsidiary or affiliate or successor of Employer.

        20.     Employer's Affiliated Corporations

                20.1 Employee acknowledges and agrees that all of Employee's covenants and obligations to Employer, as well as the rights of Employer hereunder, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of Employer.

                20.2 Employee acknowledges that notwithstanding references in this Agreement to the parent, subsidiary and affiliated companies of Employer, this Agreement is between Employee and Employer and there are no other parties to this Agreement. Employee shall have no right to enforce this Agreement against SEGI or any other parent, subsidiary and affiliated companies of Employer unless this Agreement is assigned to any such entity in accordance with the provisions of paragraph 19 hereof.

        21.     Alternative Dispute Resolution

                21.1 Binding Arbitration. Except for Employer's right to seek equitable relief in accordance with the provisions of Sections 7, 9, and 12 of this Agreement, the parties agree that all disputes, claims and other matters in controversy arising out of or relating to this Agreement, or the performance or breach thereof, shall be submitted to binding arbitration in accordance with the provisions and procedures of this Section.

                21.2 Arbitrator/Place of Arbitration. The arbitration provided for in this paragraph shall take place in Los Angeles County, California, in accordance with the provisions of Title 9, Sections 1280 et seq of the California code of Civil Procedure ("CCP"), except as provided to the contrary hereunder. The arbitration shall be held before and decided by a single neutral arbitrator. The single neutral arbitrator shall be selected from a list of retired judges of the Superior Court of the State of California for the County of Los Angeles by a process mutually agreed upon by the parties. If no agreement can be reached as to the process for selecting the arbitrator or if the agreed method fails, the arbitrator shall be appointed in accordance with the provisions of CCP Section 1281.6.

                21.3    Arbitration Procedures

                (a) Time and Place for Hearing. The parties shall mutually agree upon the date and location of the arbitration, subject to the availability of the arbitrator. If no agreement can be reached as to the date and location of the arbitration, the arbitrator shall appoint a time and place in accordance with the provisions of CCP


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        Section 1282.2(a)(1), except that the arbitrator shall give not less than 30 days notice of the hearing unless the parties mutually agree to shorten time for notice.

                (b) Discovery. The parties shall be entitled to undertake discovery in the arbitration in accordance with the provisions of subsections (a) through (d) of CCP Section 1283.05. In conjunction with these procedures, the parties shall be entitled to request and obtain production of documents in discovery in the arbitration in accordance with the same rights, remedies and procedures, and shall be subject to all of the same duties, liabilities and obligations as if the subject matter of the arbitration were pending in a civil action before a Superior Court of the State of California. The parties hereby agree that any discovery taken hereunder shall be permitted without first securing leave of the arbitrator and shall be kept to a reasonable minimum.


                (c) Award Final. The decision of the arbitrator may be confirmed pursuant to the provisions of CCP Section 1285, and shall not be appealable for any reason, it being understood that a petition to vacate an award for any of the reasons set forth in CCP Section 1286.2 shall not be permitted.

        22.     Counterparts

                This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute one and the same instrument.

        23.     Governing Law

                This Agreement shall be deemed made in the State of California, County of Los Angeles, and shall be governed by the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                        SPELLING ENTERTAINMENT GROUP INC.
                        (Employer)

                        By:  /s/ Peter Bachmann
                        --------------------------------------
                        Its:     Executive Vice President
                        --------------------------------------

                        WILLIAM CLARK
                        (Employee)


                        /s/   William Clark
                        -------------------------------------


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